UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1 to Form 8-K dated August 4, 2010)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 30, 2010

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

777 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (281) 870-5901

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: On August 4, 2010, we filed a Form 8-K disclosing the pro forma effects of the spin-off of The Babcock & Wilcox Company to our stockholders. We are updating, through and as of June 30, 2010, the pro forma financial information presented in our August 4, 2010 filing.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 30, 2010, we completed the spin-off of The Babcock & Wilcox Company (“B&W”) to our stockholders through a stock distribution. B&W’s assets and businesses primarily consist of those that we reported as our Power Generation Systems and Government Operations segments. In connection with the spin-off, our stockholders received 100% (approximately 116 million shares) of the outstanding common stock of B&W. B&W is now an independent public company and its common stock trades under the symbol “BWC” on the New York Stock Exchange.

The distribution of B&W common stock occurred by way of a pro rata stock dividend to our stockholders. Each of our stockholders received one share of B&W common stock for every two shares of our common stock held by such stockholder at 5:00 p.m., New York City time on the record date, July 9, 2010, and cash in lieu of any fractional shares of B&W common stock.

In connection with the spin-off, B&W made a cash distribution to McDermott totaling $100 million in order for McDermott to maintain appropriate working capital and liquidity levels.

A registration statement on Form 10 relating to the spin-off was filed by B&W with the Securities and Exchange Commission and was declared effective on July 8, 2010.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010, and the unaudited pro forma condensed consolidated statements of income for the three and six months ended June 30, 2010 and June 30, 2009, are included as Exhibit 99.1 to this Current Report on Form 8-K/A and are incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of McDermott International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Perry L. Elders
Perry L. Elders
Senior Vice President and Chief Financial Officer

Date: August 9, 2010

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